SHAREHOLDER MEETING (Unaudited) On March 7, 2002, the Annual Meeting of John Hancock Patriot Select Dividend Fund (the "Fund") was held to elect six Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows: WITHHELD FOR AUTHORITY James F. Carlin 5,751,409 89,108 William H. Cunningham 5,747,222 93,296 John P. Toolan 5,740,387 100,131 Patti McGill Peterson 5,745,775 94,743 John A. Moore 5,747,272 93,246 The preferred shareholders elected John M. DeCiccio to serve until his respective successor is duly elected and qualified, with the votes tabulated as follows: 687 FOR and 0 WITHHELD AUTHORITY. The shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal year ending June 30, 2002, with the votes tabulated as follows: 5,696,629 FOR, 35,964 AGAINST and 107,025 ABSTAINING.